Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

[LOGO OF MISSION RESOURCES APPEARS HERE]	NEWS RELEASE

Contact:	Ann Kaesermann

Vice President – Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources to Acquire Gas Properties

$26.7 Million Acquisition in the Permian Basin

HOUSTON, January 15, 2004 – Mission Resources Corporation (NASDAQ: MSSN) announced today that it has entered into a definitive agreement to acquire an approximately 80% operated working interest in the Jalmat Field in Lea County, New Mexico for $26.7 million cash, before customary adjustments. As a result of this transaction, the Company expects to book net proved reserves of approximately 25 billion cubic feet of gas equivalent. The Jalmat Field is located in the Permian Basin, a region known for its long life fields and one of the Company’s core areas.

Net production from these properties is approximately 4.8 million cubic feet of gas equivalent per day. The gas produced from the Jalmat Field has a very high heating content and is processed in a nearby third party plant to yield significant volumes of natural gas liquids.

“This acquisition reflects our strategy of shifting our production mix towards gas, increasing our percentage of operated properties, and driving down unit operating costs,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “We have identified a number of enhancement opportunities beyond the producing component. After closing this transaction, we will implement a program of drilling, recompleting and upgrading production facilities to further enhance value.”

Mission will utilize proceeds from the Company’s previously disclosed divestitures and a minor amount from cash on hand to fund the Jalmat Field acquisition. This negotiated transaction is expected to close in the next several weeks.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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